EXHIBIT 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction
Rocket Lab Global Services, LLC	Delaware
Rocket Lab Limited	New Zealand
Rocket Lab Space Systems Inc.	British Columbia, Canada
ASI Aerospace LLC	Delaware
Planetary Systems Corporation	District of Columbia
SolAero Holdings, Inc.	Delaware
SolAero, LLC	Delaware
SolAero Technologies Corp.	Delaware
SolAero Solar Power LLC	Delaware
SolAero IRB Company, LLC	New Mexico
Rocket Lab Australia Pty Ltd.	Australia
Rocket Lab National Security LLC	Delaware
Rocket Lab Composites LLC	Delaware